UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2017

Advanced Environmental Petroleum Producers Inc.
(Exact name of registrant as specified in its charter)

Florida	333-192405	46-3046340
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

215 North Jefferson Ossian, Indiana	46777
(address of principal executive offices)	(zip code)

(260) 490-9990
(registrant’s telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 . Other Items – Amended mailing and closing dates.

This Current Report on Form 8-K amends, to the extent provided herein, the Current Report on Form 8-K of Advanced Environmental Petroleum Producers, Inc. (the “Company,” “we”, “us” or “our”) filed with the Securities and Exchange Commission (the “SEC”) on or about March 14, 2017.

On approximately March 8, 2017, we filed with the SEC, a Schedule 14f-1 (the “Original Filing”) relating to a possible change in majority control (the “Board Change”) of our Board of Directors (the “Board”). Such Board Change will occur pursuant to a Stock Purchase Agreement dated as of March 6, 2017 by and among Oncolix, Inc., a Delaware corporation (the “Purchaser”), Brian K. Kistler our majority shareholder and sole executive officer, employee and director on our Board, New Opportunity Business Solutions, Inc. a corporation whose sole employee, officer, director, control person and shareholder is Mr. Kistler (“NOBS,” and together with Mr. Kistler, collectively, the “Seller”) and the Company (the “SPA”). As provided in and pursuant to the SPA, the Seller will sell 61,465,130 shares of our common stock beneficially owned by the Seller (approximately 66% of our issued and outstanding shares) to the Purchaser for a purchase price of $315,000 (the “Acquisition”). The closing date of the Acquisition (the “SPA Closing Date”) originally anticipated to occur on or about March 17, 2017 (10 days following the date we anticipated mailing the Original Filing to holders of record of our outstanding common stock on March 7, 2017 the then record date). In connection with and as required by SEC rules and regulations, on March 8, 2017, we filed the Original Filing with the SEC.

Due to unanticipated circumstances, the mailing did not occur. As a result, we filed Amendment No. 1 to the Original Filing on March 21, 2018, (“Amendment No.1” and together with the Original Filing, collectively, the “Information Statement”), anticipate March 22, 2017 to be the new mailing date and the date of the Board Change and the SPA Closing to occur on or about April 3, 2017 (but in no event earlier than 10 days after the actual mailing date).

Item 9.01 Financial Statements and Exhibits.

Exhibit Number

 Description

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Environmental Petroleum Producers Inc.

Dated: March 21, 2017	/s/ Brian Kistler
Brian Kistler
Chief Executive Officer

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